Exhibit 99.1

FirstEnergy Corp.                        For Release: August 7, 2012
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                        Investor Contact:
Tricia Ingraham                            Irene Prezelj
(330) 384-5247                            (330) 384-3859

FirstEnergy Announces Second Quarter 2012 Earnings
Reaffirms 2012 Guidance

Akron, Ohio - FirstEnergy Corp. (NYSE: FE) today announced second quarter 2012 earnings of $0.60 per basic share of common stock ($0.59 diluted) on a non-GAAP* basis. These results exclude the impact of special items listed below. This compares to non-GAAP earnings of $0.70 per basic share ($0.69 diluted) in the second quarter of 2011.

On a GAAP basis, second quarter 2012 earnings were $0.45 per basic and diluted share of common stock on net income of $188 million and revenue of $3.9 billion. Second quarter 2011 GAAP earnings were $0.48 per basic and diluted share on net income of $193 million, with revenue of $4.1 billion.

“Today we are reaffirming our 2012 non-GAAP earnings guidance of $3.30 to $3.60 per share,” said FirstEnergy President and Chief Executive Officer Anthony J. Alexander. “Despite the continued challenges of the sluggish economy and the impact of mild weather on our first half results, we remain confident in our long-term strategies, and we will continue positioning our competitive business for the eventual economic recovery.”

GAAP to Non-GAAP* Reconciliation
	Second Quarter		First Half
	2012	2011	2012	2011
Basic Earnings Per Share (GAAP)	$0.45	$0.48	$1.18	$0.67
Excluding Special Items:
Regulatory Charges	0.01	0.01	0.03	0.05
Trust Securities Impairment	0.01	0.01	0.01	0.02
Income Tax Charge - Retiree Drug Change	0.02	—	0.04	—
Merger Transaction/Integration Costs	—	0.03	0.01	0.41
Impact of Non-Core Asset Sales/Impairments	(0.01)	0.01	(0.01)	0.06
Mark-to-Market Adjustments	0.02	0.03	(0.04)	0.05
Plant Closing Costs	0.07	—	0.13	—
Merger Accounting - Commodity Contracts	0.03	0.08	0.07	0.12
Litigation Resolution	—	0.05	—	0.06
Basic Earnings Per Share (Non-GAAP*)	$0.60	$0.70	$1.42	$1.44

Second quarter 2012 non-GAAP results benefited from lower operating costs, lower gross receipts taxes and reduced interest expense. Results were negatively affected by lower sales margins from competitive operations, a reduction in investment income, and increased depreciation expense.

Total distribution deliveries increased slightly in the quarter, but the earnings impact was essentially flat. Industrial sales increased 3 percent, commercial deliveries rose modestly, and residential deliveries decreased slightly.

While FirstEnergy Solutions (FES) continues to successfully expand its business and customer base, commodity margin decreased compared to the second quarter of 2011 as a result of lower average power prices and sales to the wholesale market, higher purchased power costs, lower capacity revenues and a reduction in sales of Renewable Energy Credits. These factors were partially offset by reduced net transmission costs, and lower fuel expense.

For the first six months of 2012, net income was $494 million, or earnings of $1.18 per basic and diluted share of common stock, on revenue of $7.9 billion. This compares to first-half 2011 net income of $240 million, or earnings of $0.67 per basic and diluted share of common stock on revenue of $7.6 billion.

FirstEnergy's Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the second quarter of 2012 - is posted on the company's Investor Information website - www.firstenergycorp.com/ir. To access the report, click on Second Quarter 2012 Consolidated Report to the Financial Community.

The company invites investors, customers and other interested parties to listen to a live Internet webcast of its teleconference for financial analysts at 1:00 p.m. Eastern Daylight Time today. FirstEnergy management will present an overview of the company's financial results for the quarter, followed by a question-and-answer session. The teleconference can be accessed on the company's website by selecting the Q2 2012 Earnings Conference Call link. The webcast will be archived on the website.

Estimated 2012 Earnings Per Share, GAAP to Non-GAAP* Reconciliation

Basic Earnings Per Share (GAAP)	$2.80 - $3.10
Excluding Special Items:
Regulatory Charges	0.07
Trust Securities Impairment	0.01
Income Tax Charge – Retiree Drug Change	0.08
Merger Transaction/Integration Costs	0.02
Mark-To-Market Adjustments	(0.02)
Plant Closing Costs	0.20
Merger Accounting-Commodity Contracts	0.14
Basic Earnings Per Share (Non-GAAP*)	$3.30 - $3.60

FirstEnergy is a diversified energy company dedicated to safety, reliability and operational excellence. Its ten electric distribution companies comprise one of the nation's largest investor-owned electric systems. Its diverse generating fleet features non-emitting nuclear, scrubbed baseload coal, natural gas, and pumped-storage hydro and other renewables, and has a total generating capacity of approximately 23,000 megawatts.

(*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). These non-GAAP financial measures are intended to complement, and not considered as an alternative to, the most directly comparable GAAP financial measure. Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management's intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to: the speed and nature of increased competition in the electric utility industry, the impact of the regulatory process on the pending matters before FERC and in the various states in which we do business including, but not limited to, matters related to rates, the status of the PATH project in light of the PJM Interconnection, L.L.C., (PJM) direction to suspend work on the project pending review of its planning process, its re-evaluation of the need for the project and the uncertainty of the timing and amounts of any related capital expenditures, the uncertainties of various cost recovery and cost allocation issues resulting from ATSI's realignment into PJM, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices and availability, financial derivative reforms that could increase our liquidity needs and collateral costs, the continued ability of FirstEnergy's regulated utilities to collect transition and other costs, operation and maintenance costs being higher than anticipated, other legislative and regulatory changes, and revised environmental requirements, including possible GHG emission, water intake and coal combustion residual regulations, the potential impacts of any laws, rules or regulations that ultimately replace CAIR, including CSAPR which was stayed by the courts on December 30, 2011, and the effects of the EPA's MATS rules, the uncertainty of the timing and amounts of the capital expenditures that may arise in connection with any litigation including NSR litigation or potential regulatory initiatives or rulemakings (including that such expenditures could result in our decision to shut down or idle certain generating units), the uncertainties associated with the company's plan to retire its older unscrubbed regulated and competitive fossil units, including the impact on vendor commitments the timing of, those deactivations as they relate to, among other things, the Reliability Must Run arrangements and the reliability of the transmission grid, adverse regulatory or legal decisions and outcomes with respect to our nuclear operations (including, but not limited to the revocation or non-renewal of necessary licenses, approvals or operating permits by the NRC including as a result of the incident at Japan's Fukushima Daiichi Nuclear Plant), issues that could result from the NRC's review of the indications of cracking in the Davis-Besse plant shield building, adverse legal decisions and outcomes related to Met-Ed's and Penelec's ability to recover certain transmission costs through their transmission service charge riders, the continuing availability of generating units, changes in their operational status and any related impacts on vendor commitments, replacement power costs being higher than anticipated or inadequately hedged, the ability to comply with applicable state and federal reliability standards and energy efficiency mandates, changes in customers' demand for power, including but not limited to, changes resulting from the implementation of state and federal energy efficiency mandates, the ability to accomplish or realize anticipated benefits from strategic goals, FirstEnergy's ability to improve electric commodity margins and the impact of, among other factors, the increased cost of fuel and fuel transportation on such margins, the ability to experience growth in the distribution business, the changing market conditions that could affect the measurement of liabilities and the value of assets held in FirstEnergy's NDTs, pension trusts and other trust funds, and cause FirstEnergy and its subsidiaries to make additional contributions sooner, or in amounts that are larger than currently anticipated, the impact of changes to material accounting policies, the ability to access the public securities and other capital and credit markets in accordance with FirstEnergy's financing plan, the cost of such capital and overall condition of the capital and credit markets affecting FirstEnergy and its subsidiaries, changes in general economic conditions affecting FirstEnergy and its subsidiaries, interest rates and any actions taken by credit rating agencies that could negatively affect FirstEnergy's and its subsidiaries' access to financing or their costs and increase requirements to post additional collateral to support outstanding commodity positions, LOCs and other financial guarantees, the state of the national and regional economy and its impact on major industrial and commercial customers of FirstEnergy and its subsidiaries, issues concerning the soundness of domestic and foreign financial institutions and counterparties with which FirstEnergy and its subsidiaries do business, the risks and other factors discussed from time to time in FirstEnergy's and its applicable subsidiaries' SEC filings, and other similar factors. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy's business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.

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